Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 22, 2006 accompanying the consolidated financial statements of Synergy Financial Group, Inc. and subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2006 which is incorporated by reference in this Registration Statement and Prospectus of New York Community Bancorp, Inc. on Amendment No. 1 to the Form S-4. We hereby consent to the incorporation by reference of said report in the Registration Statement and Prospectus of New York Community Bancorp, Inc. and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

July 23, 2007